Exhibit 10.4

AGREEMENT

THIS AGREEMENT (the “Agreement”) is dated as of September 27, 2016, by and between Fiesta Restaurant Group, Inc., a Delaware corporation (the “Company”) and Timothy P. Taft (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company and the Executive are parties to an Executive Employment Agreement (the "Employment Agreement") dated as of February 20, 2014; and

WHEREAS, on August 24, 2016, the Executive notified the Company' Board of Directors (the "Board") that he has decided to voluntarily retire and resign as Chief Executive Officer and President of the Company and as a member of the Board at the end of the Company's 2016 fiscal year, and thereafter agreed to move the retirement date up to September 30, 2016;

NOW THEREFORE, in consideration of the recitals and the mutual agreements herein set forth, the adequacy and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

1.    Executive has acknowledged and agreed that he shall voluntarily retire and resign from the Company as Chief Executive Officer and President of the Company, as a member of the Company's Board of Directors and from all positions of the direct or indirect subsidiaries of the Company, including as a member of the board of directors of any direct or indirect subsidiary of the Company, and cease to be an employee of the Company and its direct or indirect subsidiaries effective at the close of business on September 30, 2016, or such other date prior to such time and date as mutually agreed to by the Executive and the Company (the "Retirement Date").

2.     As consideration for Executive's execution and delivery of this Agreement and his agreement to be bound by its terms, effective on the Retirement Date, the Company agrees to accelerate the time-based vesting of certain restricted shares of the Company's common stock, par value $0.01 per share, awarded to the Executive pursuant to certain Restricted Stock Award Agreements (collectively the “Restricted Stock Award Agreements”) as set forth on Schedule A hereto, provided that Executive remains an employee of the Company or continues to provide services to the Company, as reasonably requested by the board of directors, through the Retirement Date. Such vesting shall be as set forth on Schedule A. It is understood and agreed that such acceleration of restricted shares shall apply only to shares vesting in 2017, and all other unvested restricted shares shall be forfeited upon the Retirement Date.

3.      The Company and the Executive agree that Section 3.1 of the Employment Agreement shall be amended and restated in its entirety as follows:

"3.1    Covenant not to Compete. Executive agrees that, during Executive’s employment with the Company and for a period of two (2) years following his termination of employment with the Company that Executive shall not become employed by or associated with as employee, consultant, director, or in any other equivalent capacity, any company operating Tex−Mex or Mexican−themed quick-service, quick-casual or casual dining restaurants which competes with the Company's Taco Cabana or Cabana Grill concepts, or any company operating Hispanic−themed quick-service, quick-casual, fast-casual or casual dining restaurants which feature grilled chicken as the primary or central menu item and also competes with Fiesta's Pollo Tropical concept."

4.     The Company and the Executive hereby agree that except as set forth herein, all other terms of the Employment Agreement remain unchanged, shall remain in full force and effect and shall survive Executive's termination of employment with the Company.

5.    Executive hereby acknowledges and agrees that the Company and its goodwill would be irreparably injured by, and that damages at law are an insufficient remedy for, a breach or violation of the provisions of this Agreement, and agrees that the Company, in addition to other remedies available to it for such breach shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining Executive from any actual breach of the provisions hereof, and that the Company’s rights to such equitable relief shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

6.    This Agreement, the Employment Agreement and the Restricted Stock Award Agreements contain the entire understanding of the Company and the Executive with respect to the subject matter hereof.

7.     Where appropriate in this Agreement, the term "Company" shall also include any direct or indirect subsidiaries of the Company.

8.    It is the intention of both the Company and Executive that the benefits and rights to which Executive could be entitled pursuant to this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, and its implementing regulations and guidance (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention.

9.    It is mutually agreed and understood by the parties that should any of the restrictions and covenants contained in this Agreement be determined by any court of competent jurisdiction to be invalid by virtue of being vague, overly broad, unreasonable as to time, territory or otherwise, then the Agreement shall be amended retroactive to the date of its execution to include the terms and conditions which such court deems to be reasonable and in conformity with the original intent of the parties and the parties hereto consent that under such circumstances, such court shall have the power and authority to determine what is reasonable and in conformity with the original intent of the parties to the extent that such restrictions and covenants are enforceable. In the event any other provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

10.    Executive agrees that he will not to make any statements or engage in any actions which would disparage, denigrate or interfere with the Company or its officers, directors or employees, or which could damage, harm or interfere with the Company’s reputation, business relationships or standing with the public, vendors, customers, clients and/or employees. Company agrees that it will not make any statements or engage in any actions which would disparage, denigrate or interfere with the Executive or which could damage, harm or interfere with the Executive’s reputation, business relationships or standing with the public.

11.    No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company on the Company’s behalf, or by the respective parties’ legal representations and successors.

12.    All disputes regarding this agreement shall resolved by arbitration to be administered by the American Association of Arbitration. To the extent not preempted by the laws of the United States, the terms and provisions of this agreement are governed by and shall be interpreted in accordance with, the laws of Texas, without giving effect to any choice of law principles.

13.    The prevailing party any arbitration to enforce the terms of this Agreement shall be entitled to recover reasonable costs and expenses, including attorneys' fees.

14.    This Agreement shall inure to the benefit of and be enforceable by the Company's successors and/or assigns.

15.    Any notice, request, instruction, or other document to be given hereunder shall be in writing and shall be deemed to have been given: (a) on the day of receipt, if sent by overnight courier; (b) upon receipt, if given in person; (c) five days after being deposited in the mail, certified or registered mail, postage prepaid, and in any case addressed as follows:

If to the Company:
14800 Landmark Blvd. Suite 500 Dallas, Texas 75254 Attn: General Counsel
with copy sent to the attention of the Chairman of the Board of Directors at the same address

If to the Executive:

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

16. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page To Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

FIESTA RESTAURANT GROUP, INC.

By:	/S/ JOSEPH ZIRKMAN
Name: Joseph Zirkman Sr. Vice President

/S/ TIMOTHY P. TAFT
Timothy P. Taft

Schedule A

Vest date	share due to vest	percentage to vest	shares to vest	forfeited shares

3/2/2017	3,369	10/12th's	2,808	561

2/14/2017	14,835	11/12th's	13,599	1,236

2/19/2017	4,163	11/12th's	3,817	346

2/27/2017	1,827	11/12th's	1,675	152

	24,194		21,898	2,296